EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

June 27, 2005

SanDisk Corporation
140 Caspian Court
Sunnyvale, California 94089

     Re:      Registration of Securities of SanDisk Corporation

Ladies and Gentlemen:

     In connection with the registration of up to 10,700,000 shares of Common Stock of SanDisk Corporation, a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), and additional preferred stock purchase rights pursuant to the Rights Agreement, dated as of September 15, 2003, between the Company and Computershare Trust Company, Inc., as Rights Agent (“Rights”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 5,700,000 of such Shares and related Rights to be issued or delivered pursuant to the SanDisk Corporation 2005 Stock Incentive Plan (the “Stock Incentive Plan”) and up to an aggregate of 5,000,000 of such Shares and related Rights to be issued or delivered pursuant to the SanDisk Corporation 2005 Employee Stock Purchase Plan (the “ESPP”) and the SanDisk Corporation 2005 International Employee Stock Purchase Plan (the “International ESPP”), you have requested our opinion set forth below.

     In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

     On the basis of such examination and my consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company;

(2)	when issued in accordance with such authorization, the provisions of the Stock Incentive Plan, the ESPP or the International ESPP, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Stock Incentive Plan, the ESPP or the International ESPP, as applicable, the Rights will be validly issued; and

(3)	when issued in accordance with such authorization, the provisions of the Stock Incentive Plan, the ESPP or the International ESPP, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Stock Incentive Plan, the ESPP or the International ESPP, as applicable, and upon payment for and delivery of the Shares as contemplated in accordance with the Stock Incentive Plan, the ESPP or the International ESPP, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,
/s/ O’Melveny & Myers LLP